As filed with the Securities and Exchange Commission on May 18, 2018

Registration No. 333-224536

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

 __________________________________

OASMIA PHARMACEUTICAL AB

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Sweden	2834	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Vallongatan 1

752 28 Uppsala, Sweden

+46 18 50 54 40

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

CT Corporation System

111 Eighth Avenue

New York, NY 10011

(212) 590-9330

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gregory Sichenzia, Esq. Henry Nisser, Esq. Sichenzia Ross Ference Kesner LLP 1185 Avenue of the Americas New York, NY 10036 Telephone: (212) 930-9700 Facsimile: (212) 930-9725	Mikael Asp Chief Executive Officer Oasmia Pharmaceutical AB Vallongatan 1 752 28 Uppsala, Sweden Telephone: +46 18 50 54 40 Facsimile: +46 18 51 08 73

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Security (1)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Ordinary Shares, par value SEK 0.10 per share, represented by American Depositary Shares (1)(4)
Warrants (1)
Units (1)
Total			$25,000,000	$3,112.50 (5)

__________

(1)	There are being registered under this registration statement such indeterminate number of ordinary shares, warrants to purchase ordinary shares and a combination of such securities, separately or as units, as may be sold by the registrant from time to time, which collectively shall have an aggregate initial offering price not to exceed $25,000,000 or, if any securities are issued for consideration denominated in a foreign currency, such amount as shall result in an aggregate initial offering price equivalent to a maximum of $25,000,000. The securities registered hereunder also include such indeterminate number of ordinary shares as may be issued upon conversion, exercise or exchange of warrants that provide for such conversion into, exercise for or exchange into ordinary shares. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the ordinary shares being registered hereunder include such indeterminate number of ordinary shares as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends, or similar transactions.

(2)	An indeterminate aggregate amount of securities is being registered as may from time to time be sold at indeterminate prices.

(3)	The registration fee has been calculated pursuant to Rule 457(o) under the Securities Act on the basis of the maximum aggregate offering price of the securities listed.

(4)	American Depositary Shares issuable on deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (File No.: 333- 205841). Each American Depositary Share will represent three (3) ordinary shares.

(5)	Previously paid

______________________________

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 1 to Form F-3 is being filed solely for the purpose of filing a revised signature page to original Registration Statement on Form F-3, as filed with the Securities and Exchange Commission on April 30, 2018. No change is being made to the prospectus constituting Part I of the Registration Statement or any Item of Part II of the Registration Statement. Accordingly, Part I and Part II, other than the signature page, have not been included herein.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Uppsala, Sweden on this 18th day of May, 2018.

OASMIA PHARMACEUTICAL AB

By:	/s/ Mikael Asp
Mikael Asp
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signatures	Title	Date

/s/ Julian Aleksov	Executive Chairman of the Board of Directors	May 18, 2018
Julian Aleksov

/s/ Mikael Asp	Chief Executive Officer	May 18, 2018
Mikael Asp	(Principal executive officer)

/s/Anders Blom	Chief Financial Officer	May 18, 2018
Anders Blom	(Principal financial and accounting officer)

	Director	May 18, 2018
Bo Cederstrand

/s/ Alexander Kotsinas	Director	May 18, 2018
Alexander Kotsinas

	Director	May 18, 2018
Lars Bergkvist

/s/ Per Langö	Director	May 18, 2018
Per Langö

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Oasmia Pharmaceutical AB has signed this registration statement or amendment thereto on May 18, 2018.

Sichenzia Ross Ference Kesner LLP

By:	/s/ Henry Nisser
Name: Henry Nisser
Title: Partner